Exhibit 99.1

PayPal Names Alex Chriss as Next President and CEO

SAN JOSE, Calif., Aug. 14, 2023 /PRNewswire/ – PayPal Holdings, Inc. (NASDAQ: PYPL) today announced that its Board of Directors has appointed senior Intuit executive, Alex Chriss, as President and CEO, effective September 27, 2023. Chriss will also join the Board on that date.

The appointment follows a thorough CEO search process, conducted by the Board over the last number of months, with the mandate to appoint a next generation leader with extensive global payments, product, and technology experience, capable of driving growth across the PayPal platform for years to come.

Chriss has the unanimous support of the Board and its CEO search committee following extensive engagement and evaluation across all of the key metrics that are critical to PayPal’s future success.

Chriss is a seasoned and highly successful business leader, steeped in technology and product leadership experience who, since January 2019, has served as Executive Vice President and General Manager of Intuit’s Small Business and Self-Employed Group, responsible for more than half of Intuit’s revenue.

Chriss currently serves on Intuit’s executive leadership team and has led a global organization of thousands of colleagues that delivered QuickBooks and Mailchimp to millions of users around the world. The businesses he has overseen and led at Intuit have become market leading end-to-end customer growth engines and platforms for small and mid-market companies and entrepreneurs to enable them to grow and run their business with confidence. During the five years that Chriss led the Small Business segment, he grew its customers and revenues at a compound annual growth rate of 20% and 23%, respectively. In 2021, he led Intuit’s successful $12 billion acquisition of Mailchimp, significantly expanding the capacity of Intuit’s platform and its customer base.

Chriss joined Intuit 19 years ago, serving in increasing levels of leadership across the company, including creating Intuit’s Partner & Developer Platform, leading the Self-Employed Solutions team and then serving as the Small Business Group’s Chief Product Officer from 2017 to 2019. During that time, he oversaw and implemented multiple strategic initiatives that transformed businesses inside Intuit into sustainable growth engines for the company.

“With his depth of experience in product development, his passion for serving customers and his longstanding commitment to empowering and enabling small businesses, and his proven track record of developing and inspiring his team, Alex is the perfect leader to take PayPal forward and accelerate the company’s growth opportunities,” said John Donahoe, Chair of the PayPal Board of Directors. “The Board search committee worked diligently and thoroughly to find the right candidate to take PayPal into its next stage of growth and expansion, and we are confident Alex is that person.”

“On behalf of the Board, I also want to thank Dan Schulman for his outstanding leadership during PayPal’s eight years of growth as an independent company. Dan made many major contributions to PayPal and helped establish the strong foundation for the future. Our Board and our leadership team are looking forward to working with Alex to continue to fulfill PayPal’s potential as one of the world’s leading digital payments platforms and to expand the value we create for our customers and shareholders,” Donahoe concluded.

Schulman will remain on the board of the company until its next annual meeting of stockholders in May 2024.

“PayPal is an extraordinary company that plays a critical role in the lives of consumers and merchants all over the world,” said Alex Chriss, PayPal’s incoming President and CEO. “Throughout my career, I have championed small and medium businesses and entrepreneurs, who are the backbone of every economy in the world. I am proud to take the baton from Dan and thrilled to have the opportunity to work with PayPal’s talented and committed team to build on PayPal’s remarkable history and draw on its unique capabilities to deliver outstanding products and services to businesses and consumers.”

About PayPal

PayPal has remained at the forefront of the digital payment revolution for more than 20 years. By leveraging technology to make financial services and commerce more convenient, affordable, and secure, the PayPal platform is empowering hundreds of millions of consumers and merchants in more than 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com.

Investor Relations Contact:

Ryan Wallace, ryanwallace@paypal.com

Media Relations Contact:

Josh Criscoe, jcriscoe@paypal.com

SOURCE PayPal Holdings, Inc.